Exhibit 99.1

CPSI Announces Fourth Quarter and Year-End 2014 Results and 2015 Guidance

Company Announces $0.07 Increase in Regular Quarterly Cash Dividend to $0.64 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--January 29, 2015--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $46.3 million for the fourth quarter and $204.7 million for the year;
  12-month backlog of $159.4 million;
  Earnings per diluted share of $0.60 for the quarter and $2.94 for the year;
  Cash provided by operations of $12.9 million for the quarter and $38.9 million for the year; and
  Quarterly dividend of $0.64 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2014.

The Company also announced that its Board of Directors has approved an increase in the regular quarterly cash dividend of $0.07 to $0.64 (sixty-four cents) per share, payable on February 27, 2015, to stockholders of record as of the close of business on February 12, 2015.

Total revenues for the fourth quarter ended December 31, 2014, were $46.3 million, compared with total revenues of $51.3 million for the prior-year fourth quarter. Net income for the quarter ended December 31, 2014, was $6.7 million, or $0.60 per diluted share, compared with $10.0 million, or $0.90 per diluted share, for the quarter ended December 31, 2013. Cash provided by operations for the fourth quarter of 2014 was $12.9 million, compared with $14.7 million for the prior-year fourth quarter. Cash collections for the fourth quarter ended December 31, 2014, were $53.2 million, compared with cash collections of $56.2 million for the prior-year fourth quarter.

Total revenues for the year ended December 31, 2014, were $204.7 million, compared with total revenues of $200.9 million for the prior year. Net income for the year ended December 31, 2014, was $32.9 million, or $2.94 per diluted share, compared with $32.7 million, or $2.95 per diluted share, for the year ended December 31, 2013. Cash provided by operations for 2014 was $38.9 million, compared with $29.0 million for the prior year. Cash collections for 2014 were $207.1 million, compared with cash collections of $189.6 million for the prior year.

For 2015, the Company anticipates total revenues of $196 million to $206 million and net income of approximately $29 million to $31 million, or $2.62 to $2.77 per diluted share. CPSI’s 12-month backlog as of December 31, 2014, was $159.4 million, consisting of $36.1 million in non-recurring system purchases and $123.3 million in recurring payments for support, Business Management Services and SAAS contracts. The backlog total excludes amounts related to systems installed during 2012 under contracts for which a portion of the consideration was to be received and revenue recognized in subsequent periods upon hospitals successfully achieving meaningful use designation. Although the related system installations were substantially completed during 2012, and no additional such contracts have been offered since 2012, the total remaining accumulated unrecognized revenue related to such contracts as of December 31, 2014, was approximately $0.5 million.

CPSI will hold a live webcast to discuss fourth quarter and year-end 2014 results on January 30, 2014, at 9:00 a.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of electronic health records systems for more than 650 community, rural and critical access hospitals and their 12,000 providers. Founded in 1979, the Company is dedicated to meeting the ever-changing needs of health IT, while optimizing the quality of care for communities in 46 states and the District of Columbia. CPSI provides a complete information and patient care system from business office to bedside combined with comprehensive implementation, training and ongoing support from our staff of approximately 1,400 healthcare and business professionals. CPSI’s wholly owned subsidiary, TruBridge, LLC, focuses exclusively on providing business office, consulting and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. To join the conversation with CPSI, connect with us on Facebook, Twitter (@cpsiehr) and on the CPSI blog. For more information, visit www.cpsi.com or www.trubridge.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Sales revenues:
System sales	$13,226	$20,509	$75,099	$79,792
Support and maintenance	18,610	18,094	73,553	71,506
Business management, consulting and managed IT services	14,431	12,671	56,090	49,565
Total sales revenues	46,267	51,274	204,742	200,863

Cost of sales:
System sales	11,047	10,264	44,620	47,840
Support and maintenance	7,125	7,093	29,080	28,640
Business management, consulting and managed IT services	8,993	8,430	37,066	30,646
Total cost of sales	27,165	25,787	110,766	107,126
Gross profit	19,102	25,487	93,976	93,737

Operating expenses:
Sales and marketing	3,211	3,740	14,370	14,737
General and administrative	6,549	5,786	30,019	28,756
Total operating expenses	9,760	9,526	44,389	43,493

Operating income	9,342	15,961	49,587	50,244
Other income	71	80	152	467
Income before taxes	9,413	16,041	49,739	50,711
Provision for income taxes	2,669	5,996	16,819	17,968
Net income	6,744	10,045	32,920	32,743
Less: Net income attributable to participating securities (unvested restricted stock)	(96)	(139)	(499)	(299)
Net income attributable to common stockholders	$6,648	$9,906	$32,421	$32,444

Basic and diluted earnings per share	$0.60	$0.90	$2.94	$2.95

Weighted average shares outstanding used in basic per common share computations	11,048	11,005	11,026	10,998
Weighted average shares outstanding used in diluted per common share computations	11,050	11,005	11,026	10,998

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (in thousands, except per share data)

	Dec. 31, 2014	Dec. 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,792	$11,729
Investments	10,703	10,703
Accounts receivable, net of allowance for doubtful accounts of $1,253 and $1,125, respectively	23,102	20,076
Financing receivables, current portion, net	18,112	25,388
Inventories	1,431	1,589
Deferred tax assets	2,319	2,366
Prepaid income taxes	1,120	-
Prepaid expenses and other	937	901
Total current assets	81,516	72,752

Financing receivables, net of current portion	770	551
Property and equipment, net	17,039	19,231
Total assets	$99,325	$92,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,990	$3,214
Deferred revenue	5,891	9,581
Accrued vacation	3,931	3,695
Income taxes payable	-	797
Other accrued liabilities	4,349	4,164
Total current liabilities	18,161	21,451

Deferred tax liabilities	383	2,001

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,209 and 11,159 shares issued and outstanding	11	11
Additional paid-in capital	38,983	34,644
Accumulated other comprehensive (loss) income	(19)	11
Retained earnings	41,806	34,416
Total stockholders’ equity	80,781	69,082
Total liabilities and stockholders’ equity	$99,325	$92,534

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Cash Flow Information
Net cash provided by operating activities	$12,880	$14,725	$38,949	$29,047
Net cash used in investing activities	(753)	(325)	(1,523)	(3,685)
Net cash used in financing activities	(6,342)	(5,585)	(25,363)	(22,546)

Free Cash Flow
Net cash provided by operating activities	$12,880	$14,725	$38,949	$29,047
Less: Purchases of capital assets	(722)	(314)	(1,473)	(3,630)
Free cash flow	$12,158	$14,411	$37,476	$25,417

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer